LIMITED WARRANTY DEED

THIS INDENTURE WITNESSETH, that FARMERS STATE BANK, also known as Farmers State Bank of Alto Pass, Ill, with an address of 555 South Commercial, Harrisburg, Illinois  62946 (“Grantor”) hereby bargains, sells and conveys to GERMAN AMERICAN BANCORP, an Indiana banking corporation, with an address of 711 Main Street, Jasper, Indiana  47546 ("Grantee") for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the following described real estate located in Warrick County, Indiana, together with all improvements, hereditaments, easements, rights and appurtenances thereunto belonging or in any way appertaining (hereinafter collectively called the "Real Estate"):

Lot One (1) in Venetian Way, a subdivision of Part of the East Half of the Southeast Quarter of the Southwest Quarter of Section Twenty (20), Township Six (6) South, Range Nine (9) West in Warrick County, Indiana, as per plat thereof recorded as Document No. 2005R-006469 in the Office of the Recorder of Warrick  County, Indiana.

To have and to hold the Real Estate to Grantee and Grantee's successors and assigns forever.

Grantor covenants and warrants that the Real Estate is free of any encumbrance made or suffered by the Grantor except as set forth on Exhibit A, attached hereto, and that Grantor shall warrant and defend the same to the Grantee forever, against the lawful claims and demands of all persons claiming by, through, or under the Grantor, but against none other.

This conveyance is also made subject to all municipal, city, county and state zoning laws and other ordinances, regulations and restrictions, including statutes and other laws of municipal, county or other governmental authorities, applicable to and enforceable against the Real Estate described herein.

The undersigned person executing this Limited Warranty Deed on behalf of Grantor represents and certifies that he is the duly elected Chairman and CEO of Grantor and has been fully empowered by resolution of the Board of Directors of Grantor to execute and deliver this Limited Warranty Deed; that he has fully capacity to convey the Real Estate hereby conveyed, and that all necessary action for the making of such conveyance has been taken and done.

IN WITNESS WHEREOF, Grantor has caused this Limited Warranty Deed to be executed as of the 7th day of May, 2010.

FARMERS STATE BANK, a/k/a Farmers State
Bank of Alto Pass, Ill

/s/ Thomas W. Franks
Thomas W. Franks, Chairman and CEO

STATE OF	Indiana	)
) SS:
COUNTY OF	Vanderburgh	)

Before me, a Notary Public in and for said County and State, personally appeared Thomas W. Franks, the Chairman and CEO of FARMERS STATE BANK, a/k/a Famers State Bank of Alto Pass, Ill, on behalf of FARMERS STATE BANK, a/k/a Farmers State Bank of Alto Pass, ILL.

Witness my hand and Notarial Seal this 7th day of May, 2010.

/s/ M.L. DeLucio
(Marco L. DeLucio ) Notary Public

My commission expires:	County of residence:

12/12/16	Vanderburgh

Grantee's mailing address is and send tax statements to:

German American Bancorp
711 Main Street
Box 810
Jasper, IN  47546

Property address:

3933 Venetian Way
Newburgh, IN  47630

Property Tax Code No. 87-12-20-303-001.000-019

THIS INSTRUMENT PREPARED BY: MARCO L. DELUCIO OF THE LAW FIRM OF ZIEMER, STAYMAN, WEITZEL & SHOULDERS, LLP, 20 N.W. FIRST STREET, P. O. BOX 916, EVANSVILLE, INDIANA  47706-0916.  TELEPHONE:  (812) 424-7575.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.

/s/ M. L. DeLucio
Marco L. DeLucio

EXHIBIT A

ENCUMBRANCES

1.	Taxes and assessments for the year 2010 and subsequent years, a lien not yet due and payable.

2.	Building setback lines and public utility easements as shown on the recorded plat of the subdivision.

3.	All existing notices, dedications, easements and other information set forth on the recorded plat of Venetian Way, appearing of record as Document NO. 2005R-006469.

4.	Sewer Agreement dated December 28, 2004 and recorded January 19, 2005 as Document No. 2005R-000672.

5.	Addendum to Sewer Agreement dated February 9, 2005 and recorded April 21, 2005 as Document No. 2005R-0-04068.

6.	Declaration of Protective Covenants Venetian Way dated June 10, 2005 and recorded June 17, 2005 as Document No. 2005R-006470.

7.	Covenant as set forth in Judgment Entry recorded November 20, 1992 in Miscellaneous File 3, Card 11828.

8.	Right-of-Way Easement granted to the Town of Chandler, Indiana dated February 8, 1988 and recorded February 9, 1988 in Deed File 3, Card 2146.

9.
Warrick County Commissioners Ordinance #PC-R-00-03, An Ordinance to Amend the Warrick County, Indiana Comprehensive Zoning Ordinance by Rezoning Certain Real Estate in Warrick County, Indiana, recorded March 7, 2000 as Document No. 2000R-002262, but this policy does not certify as to the present zoning of the insured premises, nor to the validity or effect of said rezoning ordinance.